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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Accounting and actuarial experts" and "Financial Statements Reference" in the Prospectuses and "Other Service Providers" in the Statement of Additional Information included in this Post-Effective Amendment No. 6 to the Registration Statement (Form N-6, No. 333-70746) of John Hancock Variable Life Account UV.

We also consent to the inclusion of our reports dated February 6, 2003, with respect to the financial statements included in the Annual Report of John Hancock Variable Life Account UV and dated March 14, 2003 with respect to the consolidated financial statements included in the Annual Report of John Hancock Life Insurance Company for the year ended December 31, 2002.

                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 25, 2003